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                     (CCI Letterhead and LOGO appear here)

                                January 4, 1996
To Our Stockholders:
       Reference is made to the Company's Schedule 14D-9 previously mailed to you on December 12, 1995 in response to the Tender Offer by Kuhlman Corporation initiated on November 29, 1995.
       Enclosed is Amendment No. 1 to the Schedule 14D-9, as filed with the Securities and Exchange Commission. The Schedule, as amended, contains important information relating to this Tender Offer. We continue to urge you to consider this information carefully.
       By Order of the Board of Directors.
                               Sincerely,
                               (Signature of James R. Fore appears here)
                               James R. Fore
                               President

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                AMENDMENT NO. 1
                                       TO
                                 SCHEDULE 14D-9
                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(D)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                           COMMUNICATION CABLE, INC.
                           (Name of Subject Company)
                           Communication Cable, Inc.
                      (Name of Person(s) Filing Statement)
                     Common Stock Par Value $1.00 Per Share
                         (Title of Class of Securities)
                                  203378 I0 4
                     (CUSIP Number of Class of Securities)
                                 James R. Fore
                     President and Chief Executive Officer
                           Communication Cable, Inc.
                             1378 Charleston Drive
                              Post Office Box 1757
                         Sanford, North Carolina 27331
                                 (800) 410-9473
                 (Name, address and telephone number of person
                authorized to receive notice and communications
                 on behalf of the person(s) filing statement.)
                                With a Copy to:
                               L. Bruce McDaniel
                             Post Office Box 58186
                         Raleigh, North Carolina 27658
                                 (919) 872-3000

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            Communication Cable, Inc. hereby amends its Schedule 14D-9 (the
"Statement"), originally filed on December 12, 1995, with respect to the tender offer by Kuhlman Corporation initiated on November 29, 1995. Capitalized terms not defined herein have the meaning assigned to them in the Statement.


Item 4.   The Solicitation or Recommendation.

          Item 4 is hereby revised and restated in full as follows:

            The Board has unanimously determined, with Mr. Fore's abstention, that the shareholders be advised that the Board of Directors takes no position with respect to this Tender Offer at the present time.
            This decision was made because of the Board's consideration of the following factors during the course of essentially the past year up to the date of such action:
               1. The receipt by the Board of a fairness opinion from Interstate/Johnson Lane indicating that the offer price of 12.00 per share from Kuhlman was fair to the shareholders from a financial point of view.

               2. The receipt by the Board of an indication of interest at a higher price per share; see Item 6(d), hereafter;

               3. The consideration of prices discussed in indications of interest received by the Company during the past year;

               4.   The nature of the Offer;

               5. An assessment by directors of the strengths and weaknesses of the Company's current business, business plans, prospects, financial condition, and stock market perception;

               6. A review of the trading history and current market value of the shares of the Company;

               7. The effect of the acquisition on the Company's customers, employees, suppliers, and business plans.

            Other than as set forth above, there was no basis for the Board's decision not to take a position on the Tender Offer, and no relative weight was assigned to any individual factor considered in reaching its determination.
Item 6.   Recent Transactions and Intent With Respect to Securities.

        Paragraphs (b) and (d) of Item 6 are hereby revised and restated in full as follows:

            (b) The Company has no knowledge as to whether any of its executive officers, directors or affiliates presently intend to tender into the Offer or to sell any shares held of record or beneficially owned by them, except for the Fore option, discussed in Item 3(b), to which reference is made. The Company has been advised that Kuhlman exercised such option on January 2, 1996 and that as of January 5, 1996 Kuhlman will own 315,703 Shares
(approximately 12% of the outstanding common stock of the Company).

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            (d)   On December 7, 1995, the Company received an unsolicited
indication of interest from another firm, expressing an interest in acquiring the Company at a stated estimate of $12.25 to $13.00 per share. However, that indication was not binding and was subject to a number of conditions, including due diligence work. The Company has provided information to such other firm subject to a confidentiality agreement. There are no current negotiations with that other firm. The Company does not know whether such other firm will make an offer for the Company or what the terms of any such offer could be. If an offer is received and if the Board determines to enter into an agreement with such other firm, then the present Tender Offer may or may not be impacted in various ways, depending on what the agreement is and the state of affairs then existing. Kuhlman would not be obligated to consummate the Tender Offer in such circumstances.
                                   SIGNATURE
            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: January 4, 1996
                                  COMMUNICATION CABLE, INC.
                                  By: /s/ JAMES R. FORE
                                      JAMES R. FORE
                                     PRESIDENT AND
                                     CHIEF EXECUTIVE OFFICER